Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the INC Research Holdings, Inc. 2014 Equity Incentive Plan and the INC Research Holdings, Inc. 2010 Equity Incentive Plan of our report dated July 17, 2014 (except for the last paragraph of  Note 1 and paragraph 4 of Note 17, as to which the date is November 3, 2014) with respect to the consolidated  financial statements of INC Research Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-199178) and the related prospectus for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

November 6, 2014